Exhibit 99.6


                              SONUS NETWORKS, INC.

                              2000 RETENTION PLAN

                            FORM OF AWARD AGREEMENT

     THIS  AGREEMENT  dated  as of   ,20 ,  (the  "Grant  Date")  between  Sonus
Networks, Inc., a Delaware corporation (the "Company"), and the undersigned employee of telecom technologies, inc., a Texas corporation (the "Subsidiary") below, residing at the address there set out (the "Participant"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan (as defined below) a copy of which is attached as Exhibit A hereto. Other defined terms have the meaning set forth in the Agreement and Plan of Merger and Reorganization by and among the Company, the Subsidiary, and Storm Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of the Company, dated as of November 2, 2000 (the "Merger Agreement"), or the meaning set forth in Section 7 hereof.

     1. Grant of Award. This is an Award Agreement (as defined in the Company's 2000 Retention Plan (the "Plan")). Pursuant to the Plan the Company hereby grants to you, the Participant, subject to the consummation of the Merger (as defined in the Merger Agreement), an award (the "Award") of [_______] shares (the "Retention Shares"), of the Company's common stock, par value $0.001 per share (the "Stock"). The Retention Shares shall be subject to the vesting conditions set forth in Section 2.

     2. Vesting of Award. The Retention Shares shall vest and become free of restrictions (with the actual number of vested Retention Shares to be determined in accordance with Section 2(b) below) effective as of January 1, 2003 (the "Vesting Date"), provided the Participant has remained employed with the Company or the Subsidiary at all times between the Grant Date and the Vesting Date (the "Service Requirement"):

          (a) Notwithstanding the foregoing, the Service Requirement shall be deemed satisfied in the event that prior to the Vesting Date, the Participant's employment is terminated (a) by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined in the Employment Agreement by and among the Company, the Subsidiary and the Participant, dated as of November 2, 2000 (the "Employment Agreement", notwithstanding whether the term of such Employment Agreement has expired), or (b) due to death or Disability (as defined below).

          (b) Subject to satisfaction of the Service Requirement, the number of Retention Shares that will vest is determined by multiplying (x) the aggregate number of Retention Shares awarded to the Participant, by (y) a fraction, (1) the numerator of which is the total number of Earn-out Shares distributed to the Subsidiary's former stockholders pursuant to the Contingency Escrow Agreement prior to, on or after December 31, 2002 (including due to the release of the Earn-out Shares from the Earn-out Escrow upon a "Change-in-Control" (as defined in the Contingency Escrow Agreement) or a breach of the Management Covenants set forth in
               Section 10.8 of the Merger Agreement), and (2) the denominator of which is 4,200,000.

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               Upon a Change-in-Control, all Retention Shares shall be vested in the event the Service Requirement is satisfied by the Participant.

     3. Forfeiture. Unless such Retention Shares have already vested in accordance with Section 2, in the event the Participant's employment with the Company or the Subsidiary terminates for a reason other than a reason set forth in Section 2(a), the Participant shall immediately forfeit all of the Retention Shares and the Award shall be null and void, with all of the Retention Shares being available for regrant in accordance with the Plan. Employment with an Affiliate of the Company or the Subsidiary shall be treated as continued employment with the Company or the Subsidiary.

     4. Transfer of Award. The Participant may not transfer the Award at any time. The Participant may not transfer any Retention Shares prior to the full vesting of such Retention Shares.

     5. Incorporation of Plan Terms. The Retention Shares are granted subject to all of the applicable terms and provisions of the Plan.

     6. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Participant. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

     7. Definitions. As used herein, the following terms shall be defined as follows:

          "Cause" shall mean: (1) the failure of the Participant to perform substantially the Participant's duties with the Company or the Subsidiary (other than any such failure resulting from incapacity due to Disability), after a written demand for substantial performance is delivered to the Participant by the Company or the Subsidiary that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, which is not cured within 30 days following the Participant's receipt of such written demand, (2) the engaging by the Participant in illegal conduct or gross misconduct (including, without limitation, fraud, embezzlement or misappropriation) that is injurious to the Company or the Subsidiary or (3) conviction of a felony or guilty or nolo contendere plea by the Participant with respect to a felony the definition of Cause set forth in the Employment Agreement, notwithstanding whether the term of such employment agreement has expired.

          "Disability" shall mean the Participant's long-term disability as defined in the long-term disability plan in which the Participant participated the definition of Disability set forth in the Employment Agreement, notwithstanding whether the term of such employment agreement has expired.

          "Contingency   Escrow   Agreement"  shall  mean  that  certain  Escrow
          Agreement, by and among the Company, the Subsidiary, the Stockholder Representatives named



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          therein and the Escrow Agent, dated as of November 2, 2000, and entered into pursuant to Section 3.3(a) of the Merger Agreement.

          "Earn-out Shares" shall mean those 4,200,000 shares of Stock designated as "First Release Shares," "Second Release Shares" and "Third Release Shares" under the Contingency Escrow Agreement in the aggregate.

     8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt of this Award or upon your sale or other disposition of the Awarded Shares. You should rely on your own tax advisors for such advice.

     9. Issuance of Shares. Upon satisfaction of the vesting conditions described in Section 2 hereof, the Company shall deliver to you the number of shares of Common Stock equal to the vested Retention Shares.

                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS  WHEREOF,  the parties have executed this  Agreement as a sealed instrument as of the date first above written.

SONUS NETWORKS, INC.



By:
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Title:                                  Signature of Participant
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                                        Name of Participant


                                        Participant's Address:


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